AGREEMENT BY AND BETWEEN
Beacon Federal
Syracuse, NY
and
The Comptroller of the Currency

Beacon Federal, Syracuse, NY (“Association”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Association, and, toward that end, wish the Association to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices relating to asset quality and credit risk management at the Association.

In consideration of the above premises, it is agreed, between the Association, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Association shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I
JURISDICTION

(1)           This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(4)           This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555.0F1 See 12 U.S.C. § 1831i.

(5)           This Agreement shall cause the Association to not be eligible for “expedited treatment” pursuant to 12 C.F.R. § 116.5, unless otherwise informed in writing by the Comptroller. Among other things, this means that the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 163.141, without first filing an application pursuant to 12 C.F.R. § 163.143(a) and receiving the prior written approval of the OCC.

(6)           All reports or plans which the Association or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Daniel L. Bailey
Assistant Deputy Comptroller
Syracuse Field Office
5000 Brittonfield Parkway, Suite 102
East Syracuse, NY 13057
ARTICLE II
COMPLIANCE COMMITTEE

(1)           Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Association or any of its affiliates (as the term

1 In order to facilitate the Office of the Comptroller of the Currency’s (OCC) enforcement and administration of former Office of Thrift Supervision (OTS) rules and to make appropriate changes to these rules to reflect OCC supervision of federal savings associations as of the transfer date, the OCC republished, with nomenclature and other technical changes, the OTS regulations formerly found in Chapter V of Title 12 of the Code of Federal Regulations. The republished regulations are codified with the OCC’s regulations in Chapter I at parts 100 through 197 (“Republished Regulations”), effective on July 21, 2011. The Republished Regulations supersede the OTS regulations in Chapter V for purposes of OCC supervision and regulation of federal savings associations. OTS Integration Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; Interim Final Rule, 76 Fed.Reg. 48,950 (Aug. 9, 2011). References in this document are to the Republished Regulations at 12 C.F.R. Chapter I.

“affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Association’s adherence to the provisions of this Agreement.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within sixty (60) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III
ENSURE COMPETENT BOARD AND MANAGEMENT

 (1)           Within sixty (60) days, the Board shall review and assess the qualifications of each senior executive officer (as the term “senior executive officer” is defined in 12 C.F.R. § 163.555(4)) and ensure that the Association has competent management in place on a full-time basis in all senior executive officer positions, including President, Chief Operating Officer, Chief Financial Officer, Chief Lending Officer, Chief Credit Officer and commercial lending positions, to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Association in a safe and sound manner. The Board may use the services of a third-party consultant to assist the Board in its review, provided that the third-party consultant is not affiliated with any Board member and the Board has received prior approval from the OCC. The Board shall:

(a)	review the capabilities of the Association’s senior executive officers to perform present and anticipated duties and the Board will determine whether management changes will be made;
(b)	assess each of these officers’ experience, other qualifications and performance compared to the position’s description, duties and responsibilities; and
(c)	address whether all critical managerial responsibilities and risk areas are covered by the current senior executive officers’ job descriptions and adjust the job descriptions as necessary.

(2)           If the Board determines that an officer subject to assessment under Paragraph (1) of this Article will continue in his or her position but that the officer’s depth of skills needs improvement, the Board will within thirty (30) days of such determination develop and implement a written program, with specific time frames, to improve the officer’s supervision and management of the Association. At a minimum the written program shall include:

(a)	an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;
(b)	a program to improve the effectiveness of the officer;
(c)	objectives by which the officer’s effectiveness will be measured; and
(d)	a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Association’s goals and objectives.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(3)           Within sixty (60) days, the Board shall review and assess the qualifications of each director and ensure that the Association has a competent Board of Directors in place.  The Board may use the services of a third-party consultant to assist the Board in its review, provided that the third-party consultant is not affiliated with any Board member and the Board has received prior approval from the OCC.

(4)           If a position referenced in Paragraph (1) of this Article is vacant now or in the future, including if the Board realigns an existing officer’s responsibilities and a position referenced in Paragraph (1) of this Article becomes vacant, the Board shall within sixty (60) days of such vacancy appoint (subject to the receipt of prior regulatory non-objection under Paragraph (5) of this Article) a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Association’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.

(5)           Prior to the appointment of any individual to a senior executive officer position or as a director, the Board shall submit to the Assistant Deputy Comptroller the following information:

(a)	a written notice as required by 12 C.F.R. Part 163, Subpart H (Notice of Change of Director or Senior Executive Officer);
(b)	the information specified in Section 720 of the OTS Applications Handbook (Officer and Director Approvals);
(c)	a written statement of the Board’s reasons for selecting the proposed officer or director; and
(d)	a written description of the proposed officer or director’s duties and responsibilities.

(6)           The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed senior executive officer or the proposed director. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed executive officer.

ARTICLE IV
CAPITAL PLAN

(1)           Within one hundred and twenty (120) days, the Board shall develop, and upon receiving a determination of no supervisory objection in accordance with Paragraph (2) of this Article, implement and thereafter ensure Association adherence to a three year capital program, consistent with the Association’s business plan as required by Article V. The program shall include:

(a)	specific plans for the maintenance of adequate capital in relation to the Association’s risk profile;
(b)	projections for growth and capital requirements based upon a detailed analysis of the Association’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)	projections of the sources and timing of additional capital to meet the Association’s current and future needs;
(d)	the primary source(s) from which the Association will strengthen its capital structure to meet the Association’s needs; and
(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available.

(2)           Upon completion, the Association’s capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection. Upon  receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt and the Association shall immediately implement and adhere to the capital program within the one hundred and twenty (120) day period outlined in Paragraph (1) of this Article. The Board shall review and update the Association’s capital program on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(3)           The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE V
BUDGET/BUSINESS PLAN

(1)           Within one hundred and twenty (120) days of the date of this Agreement, the Board shall develop, and upon receiving a determination of no supervisory objection in accordance with Paragraph (2) of this Article, implement and thereafter ensure Association adherence to a written three-year business plan that shall include a projection of major balance sheet and income statement components. The business plan shall also include a written profit plan and a detailed budget. Specifically, the business plan shall describe:

(a)
the Board’s general business philosophy, strategic goals and objectives for the three-year period, and the means by which the Association will achieve those goals and objectives together with specific time frames;

(b)	a detailed description of all material activities and related risks that the Association intends to engage in during the term of the business plan;
(c)	a budget that corresponds to the business plan’s goals and objectives, and a system to monitor the Association’s performance in comparison to the budget.

(2)           The Association shall submit a copy of the business plan to the Assistant Deputy Comptroller for review and written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Association shall immediately implement and adhere to the business plan within the one hundred and twenty (120) day period outlined in Paragraph (1) of this Article.

(3)           The Association shall submit to the Assistant Deputy Comptroller for its review and prior determination of no supervisory objection, with at least sixty (60) days advance, written notice, its intent to deviate significantly from the business plan.

(a)
For purposes of this Article, changes that may constitute a significant deviation from the business plan include, but are not limited to, any significant deviations from the Association’s business plan relating to: (i) marketing strategies, marketing partners, acquisition channels; (ii) underwriting practices and standards, account management strategies and test programs; (iii) collection strategies, partners or operations; (iv) accounting processes and practices; (v) funding strategy; or (vi) any other changes in personnel, operations or external factors that may have a material impact on the Association’s operations or financial performance.

(b)
Prior to making any changes that significantly deviate from the Association’s business plan, the Board shall perform an evaluation of the adequacy of the Association’s organizational structure, staffing, management information systems, internal controls and written policies and procedures to identify, measure, monitor, and control the risks associated with the product or service. The evaluation shall include an assessment of the impact of such change on the Association’s condition, including a profitability analysis.

ARTICLE VI
BUSINESS CONTINUITY PLAN

(1)           Within ninety (90) days of the date of this Agreement, the Board shall develop, implement, and thereafter ensure the Association’s adherence to a written Corporate Business Continuity Plan (“BCP”) that shall conform to the March 2008 FFIEC Business Continuity Handbook and the Interagency Guidance on Pandemic Planning, and, at a minimum, include the following:

(a)
ensure an adequate number of qualified staff is engaged to develop, implement, update and maintain the BCP and pandemic plan, oversee testing of the plan and train employees involved in the BCP process;

(b)	develop and maintain a BCP Risk Assessment that is based on assumptions documented in the Business Impact Analysis;
(c)	ensure mission critical systems are backed-up to the Association’s hot- site;
(d)	document the steps necessary to recover a department, including branches, in various disaster scenarios based on the outcome of the BCP Risk Assessment;
(e)	ensure facilities identified as back-up sites for various departments and branches have the capacity and infrastructure to allow recovery; and
(f)	expand the testing strategy to include more in depth testing beyond a table top exercise.

(2)           The Board shall ensure that the Association has processes, personnel and control systems to ensure implementation of and adherence to the business plan developed pursuant to this Article.

ARTICLE VII
LOAN PORTFOLIO MANAGEMENT

(1)           Within sixty (60) days, the Board shall establish credit risk management practices that ensure effective credit administration, portfolio management and monitoring, and risk mitigation. In doing so, the Board shall adopt and the Association (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Association’s loan portfolio management. The credit policy shall include (but not be limited to):

(a)
revision and/or development of Association procedures to ensure adherence to the Association’s internal lending policies and concentration limits, including, but not limited to, the Association’s commercial lending activities;

(b)	revision and/or development of the Association’s procedures to ensure accuracy of risk ratings and proper and timely problem loan identification, including non-accrual loans;
(c)	procedures that require ongoing monitoring of borrower ability to repay the loan through receipt and documented review of current borrower, principal and guarantor financial information;
(d)	procedures and controls to periodically verify the existence and lien position of collateral;
(e)
appropriate internal controls to ensure appraisals and/or evaluations consistent with the requirements of 12 C.F.R. Part 164 are obtained and reviewed on a timely basis prior to consummation of credit facilities:

(f)	credit risk rating definitions consistent with applicable regulatory guidance;
(g)	procedures for early problem loan identification, to ensure that credits are accurately risk rated at least quarterly;
(h)	a system to effectively monitor previously charged-off assets and their recovery potential;
(i)	a requirement to identify, track and report all loans approved as exceptions to the lending policy, including real estate loans that exceed the supervisory loan-to-value limits; and
(j)	procedures to track and analyze concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Association’s loan and lease portfolios.

(2)           Beginning September 30, 2012, on a quarterly basis management will provide the Board with written reports including, at a minimum, the following information:

(a)	the identification, type, rating, and amount of problem loans and leases;
(b)	the identification and amount of delinquent loans and leases;
(c)	credit and collateral documentation exceptions;
(d)	the identification and status of credit related violations of law, rule or regulation;
(e)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (d) of this Article and Paragraph;
(f)	an analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Association’s loan and lease portfolios;
(g)	the identification and amount of loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Association; and
(h)	the identification of loans and leases not in conformance with the Association’s lending and leasing policies, and exceptions to the Association’s lending and leasing policies.

(3)           The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

ARTICLE VIII
CONCENTRATIONS OF CREDIT

(1)           Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Association adherence to a written asset diversification program consistent with the guidance set forth in OTS CEO Memo 2521F2 and the “Concentrations of Credit” booklet of the Comptrollers’ Handbook (December 13, 2011). The program shall include, but not necessarily be limited to, the following:

_______________
2 CEO Memo 252, issued December 14, 2006 provides guidance on “Commercial Real Estate Concentration Risks”.

(a)	a review of the balance sheet to identify any concentrations of credit;
(b)	a written analysis of any concentration of credit identified above in order to identify and assess the inherent credit, liquidity, and interest rate risk;
(c)
policies and procedures to control and monitor concentrations of credit including: (i) comprehensive and reasonable loan concentration limits expressed as a percentage of total risk-based capital for all commercial real estate (CRE) loans in the aggregate and for each primary and identifiable sub-category of CRE loans (i.e., construction, multi-family, hotel, land, nonresidential, and nonmortgage commercial loans);

(d)
specific review procedures and reporting requirements, including written reports to the Board, to identify, monitor, and control the risks associated with concentrations of credit and periodic market analysis for the various property types and geographic markets represented in the portfolio; and

(e)
a written action plan, including specific time frames, to reduce the risk of any concentration deemed imprudent in the analysis conducted pursuant to paragraph (1)(b) of this Article and to bring the Association into compliance with its concentration of credit limits established pursuant to paragraph (1)(c) of this Article.

(2)           For purposes of this Article, a concentration of credit is as defined in CEO Memo 252.

(3)           The Board shall ensure that future concentrations of credit are subjected to the analysis required by subparagraph (1)(b) of this Article and that the analysis demonstrates that the concentration will not subject the Association to undue credit or interest rate risk.

(4)           The Board shall forward a copy of any analysis performed on existing or potential concentrations of credit to the Assistant Deputy Comptroller immediately following the review.

(5)           The Board shall ensure that the Association has adequate processes, personnel and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE IX
CRITICIZED ASSETS

(1)           The Association shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2)           Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Association adherence to a written program designed to eliminate the basis of criticism of assets equal to or exceeding two hundred and fifty thousand dollars ($250,000), criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful” “substandard.” This program shall include, at a minimum:

(a)	an identification of the expected sources of repayment;
(b)	the appraised value of supporting collateral and the position of the Association’s lien on such collateral where applicable;
(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and
(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(3)           Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.

(4)           The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5)           The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds two hundred and fifty thousand dollars ($250,000);
(b)	management’s adherence to the program adopted pursuant to this Article;
(c)	the status and effectiveness of the written program; and
(d)	the need to revise the program or take alternative action.

(6)           A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis (in a format similar to Appendix A, attached hereto).

(7)           The Association may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed two hundred and fifty thousand dollars ($250,000) only if each of the following conditions is met:

(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Association and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Association; and

(b)	a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

(8)           A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE X
COMMERCIAL LENDING INTERNAL CONTROLS

(1)           Within sixty (60) days, the Board shall develop, implement, and thereafter adhere to a written program to improve its internal controls over its commercial lending activities. The program shall include, but not be limited to, procedures to ensure that:

(a)	terms and collateral are consistent with loan presentations upon which approvals were based;
(b)	collateral interests are perfected and loan proceeds are advanced in strict accordance with loan approval documents;
(c)	the Association has a Chief Credit Officer that can effectively lead the credit underwriting and administration, risk rating, and problem loan identification and workout functions; and
(d)	the commercial lending functions of the Senior Lender are segregated from the credit administration related activities under the Chief Credit Officer.

(2)           The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE XI
LENDING POLICY

(1)           Within sixty (60) days, the Board shall review and revise the Association’s written loan policy. In revising this policy, the Board shall refer to 12 C.F.R. §§ 160.93 and 160.170 (Lending Limitations and Records for Lending Transactions). This policy shall incorporate, but not necessarily be limited to, the following:

(a)	a description of acceptable types of loans that will ensure that:
(i)
commercial lines of credit are not extended to borrowers for unknown or inappropriate purposes including but not limited to use as a source of permanent working capital, to make speculative investments, or for unknown purposes; and

(ii)
lending management employs prudent lending practices in its area of land development loans and ceases prior practices in which loans were originated with high loan to value ratios, financing was extended to pay for developer’s soft costs, and lending management renewed loans without requiring the necessary principal reductions or terming out loans over a reasonable repayment period.

(b)	a provision that current and satisfactory credit information will be obtained on each borrower;
(c)	maturity scheduling related to the anticipated source of repayment, the purpose of the loan, and the useful life of the collateral;
(d)	maximum ratio of loan value to appraised value or acquisition costs of collateral securing the loan;
(e)	collection procedures, to include follow-up efforts, that are systematically and progressively stronger;
(f)	a pricing policy that takes into consideration costs, general overhead, and probable loan losses, while providing for a reasonable margin of profit;
(g)	a definition of the Association’s trade area;
(h)	guidelines and limitations for loans originating outside of the Association’s trade area;
(i)	a limitation on aggregate outstanding loans in relation to other balance sheet accounts;
(j)	distribution of loans by category;
(k)	guidelines for loans to insiders, including a statement that such loans will not be granted on terms more favorable than those offered to similar outside borrowers;
(l)	guidelines and limitations on concentrations of credit;
(m)	a limitation on the type and size of loans that may be made by loan officers without prior approval by the Board or a committee established by the Board for this purpose;
(n)	measures to correct the deficiencies in the Association’s lending procedures noted in any ROE;
(o)	guidelines designed to improve Board oversight of the loan approval process, specifically with regard to credits exhibiting significant risk. At a minimum, the policy shall:
(i)	establish dollar limits on extensions of credit to any one borrower, above which the prior approval of the Board, or a committee thereof, would be required;
(ii)
establish dollar limits on aggregate extensions of credit to any one borrower, above which any new extensions of credit to that borrower, regardless of amount, would require the prior approval of the Board, or a committee thereof; and

(iii)
require that all credits which deviate from the Association’s normal course of business, including all credits which deviate from the Association’s written strategic plan, receive the prior approval of the Board, or a committee thereof.

(p)
guidelines consistent with The Federal Financial Institutions Examination Council’s (FFIEC) Policy Statement on Prudent Commercial Real Estate Loan Workouts (October 30, 2009), setting forth the criteria under which renewals of extensions of credit may be approved. At a minimum the policy shall:

(i)	ensure that renewals are not made for the sole purpose of reducing the volume of loan delinquencies; and
(ii)	provide guidelines and limitations on the capitalization of interest.
(q)
charge-off guidelines, by type of loan or other asset, including Other Real Estate Owned, addressing the circumstances under which a charge-off would be appropriate and ensuring the recognition of losses within the quarter of discovery; and

(r)	guidelines for periodic review of the Association’s adherence to the revised lending policy.

(2)           Upon adoption, the policy shall be implemented, the Board shall thereafter ensure Association adherence to the policy, and a copy of the policy shall be forwarded to the Assistant Deputy Comptroller for review.

(3)           The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.

ARTICLE XII
INTERNAL LOAN REVIEW

(1)           The Board shall within thirty (30) days ensure that the Association’s current loan review firm is timely and accurately identifying problem loans and leases; as well as develop and implement effective strategies to reduce the Association’s level of problem loans. (2)Within sixty (60) days, the Board shall establish an effective, independent and on-going loan review system to review, at least quarterly, the Association’s loan and lease portfolios to assure the timely identification, categorization and classification of problem credits in accordance with 12 C.F.R. § 160.160. The system shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in the “Asset Quality” section of the OTS Examination Handbook. Such reports shall include, at a minimum, conclusions regarding:

(a)	the overall quality of the loan and lease portfolios;
(b)	the identification, type, rating, and amount of problem loans and leases;
(c)	the identification and amount of delinquent loans and leases;
(d)	credit and collateral documentation exceptions;
(e)	the identification and status of credit related violations of law, rule or regulation;
(f)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (e) of the Article;
(g)	concentrations of credit;
(h)	loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Association; and
(i)	loans and leases not in conformance with the Association’s lending and leasing policies, and exceptions to the Association’s lending and leasing policies.

(3)           The Board shall hold officers responsible for the self-identification and risk rating of borrowers experiencing credit deterioration.

(4)           Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Association adherence to a written program providing for independent review of problem loans and leases in the Association’s loan and lease portfolios for the purpose of monitoring portfolio trends, on at least a quarterly basis. The program shall require a quarterly report to the Board. At a minimum the program shall provide for an independent reviewer’s assessment of the Association’s:

(a)	monitoring systems for early problem loan identification to assure the timely identification and rating of loans and leases based on lending officer submissions;
(b)	statistical records that serve as a basis for identifying sources of problem loans and leases by industry, size, collateral, division, group, indirect dealer, and individual lending officer;
(c)	system for monitoring previously charged-off assets and their recovery potential;
(d)	system for monitoring compliance with the Association’s lending policies and laws, rules, and regulations pertaining to the Association’s lending function; and
(e)	system for monitoring the adequacy of credit and collateral documentation.

(5)           A written description of the program called for in this Article shall be forwarded to the Assistant Deputy Comptroller upon implementation.

(6)           The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article including but not limited to ensuring that additional internal and/or external problem loan identification training is provided for loan officers, loan committee members, credit officers, and credit analysts.

(7)           The Board shall evaluate the internal loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

(8)           A copy of the reports submitted to the Board, as well as documentation of the action taken by the Association to collect or strengthen assets identified as problem credits, shall be preserved in the Association.

ARTICLE XIII
INTERNAL AUDIT

(1)           Within sixty (60) days, the Board shall review and revise its independent internal audit program to ensure it is sufficient to:

(a)	detect irregularities and weak practices in the Association’s operations;
(b)	determine the Association’s level of compliance with all applicable laws, rules and regulations;
(c)	assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;
(d)	evaluate the Association’s adherence to established policies and procedures, with particular emphasis directed to the Association’s adherence to its loan policies concerning:
(i)	adherence to credit approval conditions in the terms provided to borrowers;
(ii)	proper separation of duties in authorization of deposits and wires to fund loans;
(iii)	verification that the borrowers and guarantors that were evaluated in the loan approval documents are consistent with those in the actual loan agreements and guarantees obtained;
(e)	adequately cover all areas;
(f)	determine conclusions and ratings on the quality of the areas audited; and
(g)	establish an annual audit plan using a risk-based approach sufficient to achieve these objectives.

(2)           As part of this audit program, the Board or its Audit Committee shall evaluate the audit reports of any party providing services to the Association, and shall assess the impact on the Association of any audit deficiencies cited in such reports.

(3)           The Board shall ensure that the audit function is supported by an adequately staffed department or outside firm, with respect to both the experience level and number of the individuals employed.

(4)           The Board, through its Audit Committee, shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and maintain a written record describing the deficiency, the projected corrective action, and the status of the corrective action.

(5)           The audit staff shall evaluate in writing the effectiveness of the corrective action and recommend additional corrective actions, as necessary.

(6)           Upon adoption, a copy of the revised internal audit program shall be submitted to the Assistant Deputy Comptroller.

ARTICLE XIV
ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           The Board shall review the adequacy of the Association’s Allowance for Loan and Lease Losses (“Allowance”) and its program for the maintenance of an adequate Allowance. This review and program shall comport to the comments on maintaining a proper Allowance found in the Federal Financial Institutions Examination Council (“FFIEC”) Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions (July 6, 2001), and the Interagency Policy Statement on the Allowance for Loan and Lease Losses (December 2006), and shall focus particular attention on the following factors:

(a)	results of the Association’s internal loan review;
(b)	results of the Association’s external loan review;
(c)	an estimate of inherent loss exposure on each significant credit if determined to be impaired;
(d)	an estimate of inherent loss exposure on each credit, if determined to be impaired, in excess of two hundred and fifty thousand dollars ($250,000);
(e)	loan loss experience;
(f)	trends of delinquent and nonaccrual loans;
(g)	concentrations of credit in the Association;
(h)	present and prospective economic conditions; and
(i)	appropriate treatment of classified loans pursuant to the Interagency Policy Statement on the Allowance for Loan and Lease Losses (December 2006), ASC 450-20 (FAS 5), and ASC 310-10 (FAS 114).

(2)           The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Thrift Financial Report or Consolidated Report of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3)           The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE XV
GOVERNANCE OF INFORMATION SECURITY

(1)           Within sixty (60) days, the Board shall require the Association update and improve its information security risk assessment policy and written annual information security report to the Board to ensure adherence to, a comprehensive, written, information security program designed to ensure compliance with 12 C.F.R. Part 170, Appendix B, Information Security Standards. The information security program shall be consistent with the security process described in the “Information Security” booklet of the FFIEC Information Technology Examination Handbook. At a minimum, the information security program to be completed includes:

(a)
expanding the written information security risk assessment to include a list of threats and/or vulnerabilities associated each asset that contains nonpublic customer information (“NPI”); a list of controls associated with the threats and vulnerabilities for each NPI asset; the results of NPI asset controls testing; a list of residual risk and management’s plans to address them; and

(b)
expanding the annual written information security report to the Board to include the results of information security monitoring and testing, a summary of residual risk, and recommendations for changes to the information security program.

(2)           Within sixty (60) days, the Board shall review the responsibilities of the information security officer (“ISO”) and ensure that his or her duties are consistent with standard industry practice and regulatory requirements including but not limited to:

(a)	the administration of the Association’s securities programs;
(b)	management and monitoring of the risk assessment process;
(c)	development of policies, standards, and procedures, testing, and security reporting processes; and
(d)	access to review the Association’s firewall and intrusion prevention system compliance and event reports.

(3)           Within sixty (60) days, the Board shall ensure that an adequate number of independent and qualified staff is engaged to develop, implement, monitor, and periodically adjust the information security program. A copy of the Association’s information security program should be forwarded to the Assistant Deputy Comptroller.

(4)           The Board shall ensure that the Association has policies, processes, personnel, and control systems to ensure implementation of and adherence to the procedures developed pursuant to this Article.

ARTICLE XVI
CLOSING

(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Association.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Association, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)           Reference in this Agreement to provisions of statutes, regulations and other published regulatory guidance shall be deemed to include references to all amendments to such provisions as have been made as of the date hereof and references to successor provisions as they become applicable.

(6)           In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Association, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Association as may be necessary for the Association to perform its obligations and undertakings under the terms of this Agreement;
(b)	require the timely reporting by Association management of such actions directed by the Board to be taken under the terms of this Agreement;
(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(d)	require corrective action be taken in a timely manner of any noncompliance with such actions.

(7)           This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Association under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Association expressly acknowledges that neither the Association nor the Comptroller has any intention to enter into a contract. The Association also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Daniel L. Bailey                                                                                         7/12/12
Daniel L. Bailey                                                                                                Date
Assistant Deputy Comptroller
Syracuse Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Association, have hereunto set their hands on behalf of the Association.

/s/ Timothy P. Ahern Timothy P. Ahern	7/12/2012 Date
/s/ John W. Altmeyer John W. Altmeyer	7/12/2012 Date
/s/ Edward H. Butler Edward H. Butler	7/12/2012 Date
/s/ Thomas M. Driscoll Thomas M. Driscoll	7/12/2012 Date
/s/ David R. Hill David R. Hill	7/12/2012 Date
/s/ Gail M. Kinsella Gail M. Kinsella	7/12/2012 Date
/s/ Ross J. Prossner Ross J. Prossner	7/12/2012 Date